LION COPPER AND GOLD CORP. ANNOUNCES RESULTS OF
ANNUAL GENERAL AND SPECIAL MEETING

June 26, 2023, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG", or the "Company") (TSX-V: LEO) (OTCQB: LCGMF) is pleased to announce that all resolutions were passed at its annual general and special meeting of shareholders (the "Meeting") held on June 20, 2023.

All of the nominees for election as directors of the Company listed in the Company's information circular dated May 24, 2023 (the "Circular"), were re-elected for the ensuing year and the number of directors was fixed at five. Charles Travis Naugle, Dr. Thomas Patton, Stephen Goodman, Tony Alford, and Thomas Pressello were all re-elected as directors of the Company.

The Company's new 20% fixed stock option plan (the "Fixed Option Plan") was approved and replaces the Company's 2022 stock option plan ("Former Option Plan"). The Company did not seek shareholder approval of its amended 2021 restricted share unit plan ("RSU Plan") as it does not anticipate granting any additional RSUs under the RSU Plan. The number of options under the Fixed Option Plan will be set at a maximum of 61,913,595. The 29,964,283 options outstanding under the Former Option Plan and 5,333,334 RSUs outstanding under the RSU Plan will be rolled into the Fixed Option Plan thereby leaving a maximum of 26,615,978 options available for grant. The Fixed Option Plan is subject to final approval by the TSX Venture Exchange.

MNP, LLP were re-appointed as auditor for the Company for the ensuing year.

At the Meeting, shareholders of the Company approved an ordinary resolution, excluding the votes of interested persons, the creation of a new control person upon the exercise or conversion of securities held by Tony Alford into common shares of the Company, and also approved an ordinary resolution, passed on a majority of the minority basis, the delisting of the common shares of the Company from the TSX Venture Exchange.

For further details on each of the above matters, please refer to the Circular available under the Company's profile on SEDAR at www.SEDAR.com.

About Lion CG

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper projects at Yerington, Nevada through an Option to Earn-in Agreement with Rio Tinto.

Further information can be found at www.lioncg.com.

On behalf of the Board of Directors,

Stephen Goodman

President

For more information please contact

Karen Robertson

Corporate Communications

Email: info@lioncg.com

Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.